J&B FUNDS

                              OFFICER'S CERTIFICATE


THE UNDERSIGNED, Secretary of J&B Funds (the "Trust"), a multi-series Delaware business trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, does hereby certify that the following preambles and resolutions designating three initial series of shares of the Trust were duly adopted at the organizational meeting of the Board of Trustees of the Trust held on October 24, 2000, all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 of the Trust's Agreement and Declaration of Trust ("Declaration of Trust"), and that such resolutions are incorporated by reference into the Declaration of Trust in accordance with Article III, Section 6 thereof:

     WHEREAS, Section 1 of Article III of the Agreement and Declaration of Trust of the Trust provides that the beneficial interest of the Trust is divided into an unlimited number of shares of beneficial interest, no par value, and Section 6 of Article III authorizes the Board of Trustees to divide the shares into separate series, and to divide such series into separate classes of shares, with such variations in the relative rights and preferences between the different series or classes as shall be fixed and determined by the Trustees; and

     WHEREAS, the Board desires to establish and designate three initial series of shares of beneficial interest in the Trust.

     NOW, THEREFORE, IT IS

     RESOLVED, that, pursuant to Article III, Section 6, of the Trust's Agreement and Declaration of Trust, a series of shares of beneficial interest in the Trust is hereby established and designated as the J&B Small-Cap International Fund series, and an unlimited number of shares of beneficial interest are hereby classified and allocated to such series, all with the relative rights and preferences as set forth in the Agreement and Declaration of Trust or any amendments thereto; and it is

     FURTHER RESOLVED, that pursuant to Article III, Section 6, of the Trust's Agreement and Declaration of Trust, a series of shares of beneficial interest in the Trust is hereby established and designated as the J&B Small-Cap Aggressive Growth Fund series, and an unlimited number of shares of beneficial interest are hereby classified and allocated to such series, all with the relative rights and preferences as set forth in the Agreement and Declaration of Trust or any amendments thereto; and it is

     FURTHER RESOLVED, that pursuant to Article III, Section 6, of the Trust's Agreement and Declaration of Trust, a series of shares of beneficial interest in the Trust is hereby established and designated as the J&B Mid-Cap Aggressive Growth Fund series, and an unlimited number of shares of beneficial interest are hereby classified and allocated to such series, all with the relative rights and preferences as set forth in the Agreement and Declaration of Trust or any amendments thereto; and it is

     FURTHER RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and directed to prepare a certificate evidencing the Board's above designation of the Trust's three initial series of shares of beneficial interest and to insert a copy of such certificate in the Trust's minute book and to see that a copy is kept at the Trust's principal office for the transaction of its business.

     IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust as of this 28th day of November, 2000.

                                 J&B FUNDS


                                  /s/ Martin A. Cramer
                                  Name & Title:  Martin A. Cramer, Secretary
                                  --------------------------------------


Filed with the minutes of the proceedings of the Trust this 28th day of November, 2000.

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369093.01